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                                                                  EXHIBIT (10.1)

                              SETTLEMENT AGREEMENT
                                     BETWEEN
                                  RICHARD HEATH
                                       AND
                            TUPPERWARE/BEAUTICONTROL

          This Settlement Agreement and General Release (this "Agreement") is entered into as of June 5, 2003 among BeautiControl, Inc., a Delaware corporation (the "Company"), Tupperware Corporation, a Delaware corporation ("Tupperware"), and Richard W. Heath (the "Executive").

          WHEREAS, through January 14, 2003 the Executive served as President and Chief Executive Officer of the Company and as Group President, BeautiControl and Tupperware Latin American of Tupperware; and

          WHEREAS, the Company, Tupperware and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive's retirement, resignation and separation from the Company, Tupperware and their respective subsidiaries and affiliates, (ii) the termination of the Employment Agreement, dated as of October 18, 2000, between the Company and the Executive (the "Employment Agreement") and (iii) the Executive's release of claims, all upon the terms set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company, Tupperware and the Executive hereby agree as follows:

          1. Retirement; Termination of Employment. The Executive hereby retires and resigns as President and Chief Executive Officer of the Company, as Group President, BeautiControl and Tupperware Latin America of Tupperware, as a member of the Tupperware Executive Committee and from all other positions (if any) with the Company, Tupperware and their respective subsidiaries and affiliates, effective as of January 14, 2003 (the "Effective Date"). As of the Effective Date, the Executive shall cease to be an employee and officer of, or have any other position with the Company, Tupperware or their respective subsidiaries or affiliates.

          2. Payment of Accrued Amounts. (a) The Executive acknowledges that the Company has paid to the Executive:

          (i) the Executive's current base salary through the Effective Date to the extent not theretofore paid; and

          (ii) any expense reimbursements due to the Executive as of the Effective Date to the extent not theretofore paid.

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          (b) The Company shall pay to the Executive any accrued vacation pay due to the Executive as of the Effective Date to the extent not theretofore paid.

          (c) The Company shall pay to the Executive a cash amount equal to the annual bonus earned by the Executive for the Company's fiscal year ended on December 28, 2002 in accordance with the Annual Incentive Program 2002 outlined in Attachment A hereto, as modified by item 2 of Attachment B hereto. Any portion of such bonus that remains unpaid on the date of this Agreement shall be paid by the Company to the Executive as soon as reasonably practicable.

          3. Additional Payments and Benefits. (a) Provided that the Executive has not revoked the general release contained in Section 5 hereof and has not materially breached the provisions of Section 7, 8, 9(a) or 10 hereof (in all cases, to the extent curable, after taking into consideration any applicable cure period), the Company shall make the payments and provide the benefits set forth in this Section 3(a).

          (i) During the period commencing as of the date next following the Effective Date and ending October 31, 2005 (the "Severance Period"), the Company shall pay to the Executive, in accordance with the Company's regular payroll practices, amounts equal to the Executive's base salary in effect immediately prior to the Effective Date, at an annual rate of $312,000 per year, as adjusted each April 1st in accordance with increases in the Consumer Price Index from the previous calendar year for All Urban Consumers for the U.S. City Average for All Items, 1982-84=100.

          (ii) Notwithstanding the death, retirement, resignation, or termination of employment contemplated hereby, each stock option granted to the Executive to purchase shares of common stock, par value $.01, of Tupperware ("Tupperware Common Stock") pursuant to the Tupperware Corporation 1996 Incentive Plan, the Tupperware Corporation 2000 Incentive Plan, the Tupperware Corporation 2002 Incentive Plan or any other stock option plan adopted by Tupperware (each, a "Tupperware Plan") shall:

               (A) to the extent vested as of the Effective Date, be exercisable and remain vested, non-forfeitable, and exercisable until the date that is six years following the Effective Date, in accordance with the terms of the stock option agreement relating thereto and the applicable Tupperware Plan (to the extent not inconsistent with the terms of this Agreement), (a) by the Executive; (b) upon the death of the Executive, by the executor, administrator or personal representative of the Executive; or (c) upon the legal incapacity of the Executive, by the legal representative of the Executive; and

               (B) to the extent not fully vested as of the Effective Date, continue to vest in accordance with the vesting schedule contained in the applicable stock option agreement as if the Executive were still employed by Tupperware, become non-forfeitable and exercisable when vested and thereafter remain vested, non-forfeitable, and exercisable until the date that is six years following the Effective Date, in accordance with the terms of the stock option agreement relating thereto and the applicable Tupperware Plan (to the extent not inconsistent with the terms

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          of this Agreement), (a) by the Executive; (b) upon the death of the
          Executive, by the executor, administrator or personal representative of the Executive; or (c) upon the legal incapacity of the Executive, by the legal representative of the Executive.

     All provisions of such stock option agreements that conflict with the foregoing in any manner shall be disregarded and shall be deemed amended accordingly as of the Effective Date.

     If the terms of any applicable stock option agreement or any applicable Tupperware Plan require the consent or any other action of the Board of Directors of Tupperware (or any committee thereof which is charged with the administration of the Tupperware Plans) in order to carry out the intent of this Section 3(a)(ii), then Tupperware hereby represents and warrants to the Executive (which representation and warranty shall survive for a period of six years from the Effective Date) that such consent or other action has been or will be duly taken.

          (iii) During the Severance Period, the Executive shall be eligible to continue to participate in, and to receive benefits under, the Company's medical plan in which the Executive was participating as of the Effective Date, subject to any modifications thereto generally applicable to all other participants in such plan; provided, however, that during such period, the Company shall not modify such plan in a manner which would materially decrease the level of benefits available to the Executive as of the Effective Date. During such period, the Company shall deduct from amounts payable to the Executive amounts equal to amounts that would have been payable by the Executive for such coverage, and at the times such amounts would have been payable, if the Executive had not retired. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Executive may elect to continue coverage for the Executive and his dependents under the Company's medical plan for a period of up to 18 months following the Severance Period or as otherwise provided by COBRA. The Executive shall pay all expenses relating to such COBRA coverage in accordance with COBRA.

          (iv) During the Severance Period, the Company shall (A) reimburse the Executive for monthly club membership dues for the Preston Trails Country Club, Dallas, Texas, and the Dallas Country Club, Dallas, Texas, which memberships are owned by the Executive; (B) directly pay (not reimburse the Executive) for the Executive's expenses for financial planning advice in the amount of $5,500 per year; and (C) pay the lease payments, insurance payments and maintenance expenses associated with the automobile furnished to the Executive by the Company as of the Effective Date; provided, however, that the Company shall cease to pay such automobile expenses upon the expiration of the term of such automobile lease, if earlier.

          (v) The Company hereby assigns and conveys to the Executive all tickets to the Dallas Mavericks basketball games purchased by the Company for the remainder of the 2002-2003 basketball season. The Company agrees that, if permitted to do so, it shall take all necessary actions to assign to the Executive, for his personal use, any and all of the Company's rights to purchase such tickets for subsequent basketball seasons.

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          (vi) The Company shall continue to provide the Executive's existing office at the Company for his use until the end of the Company's annual sales force celebration event in August 2003 (the "2003 Celebration"). Until the end of the 2003 Celebration, the Company shall provide the Executive with secretarial assistance on an as needed basis in coordination with David Halversen.

          (b) Provided the Executive has not revoked the general release contained in Section 5 hereof and shall not have materially breached the provisions of Section 7, 8, 9(a) or 10 hereof (in all cases, to the extent curable, after taking into consideration any applicable cure period), the Company shall pay to the Executive an aggregate amount equal to $500,000, payable in monthly installments of $20,833.33, during the period beginning November 1, 2005 and ending on October 31, 2007.

          4. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable payroll taxes and will make appropriate payments from such amounts (including applicable social security taxes) to the appropriate taxing authorities.

          5. General Release. The Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company, Tupperware or any of their respective divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company, Tupperware or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the "Released Parties"), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date of this Agreement, including, without limitation, all matters in any way related to the Executive's employment by the Company, Tupperware and their respective subsidiaries and affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive's employment with the Company, Tupperware and their respective subsidiaries and affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Texas Employment Discrimination Law, the Texas Equal Pay Act, the Florida Civil Human Rights Act, the Florida Equal Pay Act, the Florida Wage Discrimination Act or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 5 shall apply to, or release the Company or Tupperware from, any obligation of the Company or Tupperware contained in this Agreement (including, but not limited to, the payments to the Executive contemplated by Section 2 and 3 of this Agreement, and specifically including the annual bonus payment contemplated by
Section 2(c)), or the option

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agreements referred to in Section 3(a)(ii). The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company, Tupperware or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company, Tupperware nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of the Executive. The Executive agrees that he has no present or future right to employment with the Company, Tupperware or any of the other Released Parties.

          6. Authority. The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

          7. Nondisparagement. The Executive agrees that he shall not (a) make any written or oral statement that disparages or damages the reputation or goodwill of the Company or Tupperware or the standing of the Company or Tupperware among their respective employees, independent sales force members, customers or suppliers, or in the community of the Company, Tupperware or any of the other Released Parties or that otherwise brings the Company, Tupperware or any of the other Released Parties into disrepute, or tarnishes any of their images or reputations, including, but not limited to, their businesses, activities, operations, affairs, reputation or prospects, (b) publish, comment upon or disseminate any statements suggesting or accusing the Company, Tupperware or any of the other Released Parties of any misconduct or unlawful behavior or (c) otherwise engage in any conduct that disparages or damages the reputation or goodwill of the Company or Tupperware or the standing of the Company or Tupperware among their respective employees, independent sales force members, customers or suppliers, or in the community of the Company, Tupperware or any of the other Released Parties. Any remedy of the Company or Tupperware for breach of this Section 7 shall be conditioned upon the showing of actual and material damage to the Company, Tupperware or any of the other Released Parties.

          8. Confidentiality. The Executive shall not, at any time, make use of or disclose, directly or indirectly, any (a) trade secret or other confidential or secret information of the Company, Tupperware or any of their respective subsidiaries or affiliates or (b) other technical, business, proprietary or financial information of the Company, Tupperware or any of their respective subsidiaries or affiliates not available to the public generally or to the competitors of the Company or Tupperware or to the competitors of any of their respective subsidiaries or affiliates ("Confidential Information"), except to the extent that such Confidential Information (x) becomes publicly available or is published in a newspaper, magazine or other periodical, or on electronic media, available to the general public, other than as a result of any act or omission of the Executive or (y) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company and Tupperware to enable the Company or

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Tupperware to seek an appropriate protective order. Within five days following the date of this Agreement, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer discs, tapes and software and other documents and data obtained during his employment with the Company which constitute Confidential Information that is in his sole possession or under his sole control (together with all copies thereof), it being understood that the Executive's wife is an employee of the Company and Tupperware and that she possesses Confidential Information which is not in the sole possession of, or under the sole control of, the Executive.

          9. Noninterference; Stock Sales. (a) The Executive agrees that he shall not, directly or indirectly, (i) advise, induce, influence or encourage any person to file a lawsuit against the Company, Tupperware or any of the other Released Parties; (ii) disrupt, interfere with or cause any disturbance to the businesses of the Company or Tupperware or (iii) assist any person who has filed a lawsuit against the Company, Tupperware or any of the other Released Parties unless the Executive is required to render such assistance pursuant to a lawful subpoena.

          (b) The parties acknowledge that the Executive has sold, or caused to be sold, in a commercially reasonable manner in open-market transactions to unaffiliated persons, all of the 137,800 shares of Tupperware Common Stock purchased by the Executive or Jinger L. Heath (the "Executive's Spouse") in connection with the Agreement and Plan of Merger, dated as of September 13, 2000, among Tupperware, B-C Merger Corporation and the Company (the "Purchased Shares"), with such sales occurring during the period beginning on the date one day following the public release of Tupperware's January 2003 earnings report and ending on the date that is 13 business days thereafter. The Company has paid to the Executive an amount equal to the excess of the price paid by the Executive and the Executive's Spouse for the Purchased Shares over the price received by the Executive and the Executive's Spouse for the Purchased Shares.

          10. Noncompetition; Nonsolicitation. (a) The Executive agrees that during the period beginning with the Effective Date and ending on October 31, 2007, the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any "Competing Business." For the purpose of this Agreement, "Competing Business" is a business which meets both of the following criteria: (i) the business is in the direct selling industry and markets its products primarily through the "party plan" or "demonstration program" method, and (ii) the business has a product line which is substantially similar to any of the Company's product lines existing as of January 14, 2003.

          (b) The Executive further agrees that during the period beginning with the Effective Date and ending on October 31, 2007, the Executive shall not in any manner, directly or indirectly, solicit any employee or independent sales force member of the Company, any of its subsidiaries or any worldwide direct selling company of Tupperware to terminate or abandon his or her employment or other relationship with the Company or such Tupperware affiliate for any purpose whatsoever.

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          (c) Nothing this Section 10 shall prohibit the Executive from being
(i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than five percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

          (d) If, at any time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 10.

          11. Cooperation. (a) Tupperware and the Company acknowledge that the Executive has (to the satisfaction of all parties) (i) for the period beginning as of the Effective Date and ending seven days thereafter, assisted in the development of all internal and external communications to the Company's employees, independent sales force members, customers and suppliers regarding the Executive's retirement and cessation of employment; (ii) for the period beginning as of the Effective Date and ending 10 days thereafter, (A) addressed internal and external inquiries, including inquiries from suppliers, customers, employees and independent sales force members, regarding the Executive's retirement and cessation of employment, in a manner reasonably expected to encourage such persons and their continued support of the Company, and (B) cooperated and assisted the Company in the transition of the Executive's duties and responsibilities to the Company's new leadership team.

          (b) For the period beginning as of the Effective Date and ending on the date immediately following the end of the 2003 Celebration, subject to the Executive's reasonable review and comment, the Executive shall permit the Company to use the Executive's name for all promotional programs and communications. For the period beginning as of the Effective Date and ending on August 31, 2003, the Executive shall reasonably assist (A) in such programs and communications and (B) with respect to information pertaining to or relating to the Company and its subsidiaries and affiliates within the knowledge of the Executive, each as reasonably requested by the Company. For the period beginning as of the Effective Date and ending upon the expiration of the Severance Period, the Executive shall attend (A) the 2003 Celebration, participating therein as reasonably requested by the Company, and (B) any other Company events as mutually agreed to between the Company, Tupperware and the Executive. Tupperware and the Company acknowledge that the Executive has (to the satisfaction of all parties) attended the Company's February Leadership Meeting in support of the announcement of the Executive's retirement and cessation of employment. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with the Executive's performance of his obligations under this Section 11(b).

          12. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive's death, illness or incapacity while any amounts are payable to the Executive

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pursuant to Section 2, 3(a)(i), 3(a)(iv)(A), 3(a)(iv)(B), or 3(b) hereof, such amounts shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive's estate.

          13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts the Employment Agreement, the Change in Control Employment Agreement dated as of October 17, 2000 between the Executive and Tupperware (the "Change in Control Agreement"), the Settlement Agreement dated as of January 14, 2003 among the Executive, Tupperware and the Company, the Stockholder Agreement dated as of September 13, 2000 among the Executive, Tupperware and the Company (the "Stockholder Agreement"), and any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. The Employment Agreement, the Change in Control Agreement and the Stockholder Agreement are hereby terminated and shall be of no further force or effect.

          15. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

          If to the Company or Tupperware, to:

          BeautiControl, Inc.
          c/o Tupperware Corporation
          14901 S. Orange Blossom Trail
          Orlando, Florida 32837
          Attention:  Thomas M. Roehlk, Esq.

          with a copy to:

          Sidley Austin Brown & Wood
          10 South Dearborn Street
          Chicago, Illinois 60603
          Attention: Michael S. Sigal, Esq.

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          If to the Executive, to:

          Richard W. Heath
          10041 Hollow Way
          Dallas, Texas 75229

          with a copy to:

          Haynes and Boone, LLP
          2505 N. Plano Road, Suite 4000
          Richardson, Texas 75082
          Attention: David H. Oden, Esq.

          16. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.

          17. Counterparts. This Agreement may be executed in three counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          18. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by duly authorized officers of the Company and Tupperware. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive, the Company or Tupperware to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive, the Company or Tupperware may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          19. No Admission. Nothing in this Agreement is intended to, or shall be construed as, an admission by the Company, Tupperware or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise. The Company and Tupperware, for themselves and the other Released Parties, hereby expressly deny any such illegal or wrongful conduct.

          20. Cure Period. If the Executive is in material breach of any of his obligations set forth in this Agreement, then the Company shall provide the Executive with written notice specifying such breach in reasonable detail. Thereafter, the Executive shall have 20 days to cure the alleged breach, provided that such breach is reasonably susceptible to cure. If such breach is not cured within such 20-day period), then the obligations of the Company and Tupperware shall be terminated upon further written notice to the Executive, again specifying in

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reasonable detail the failure to cure such breach. Notwithstanding the foregoing, the Company shall remain obligated to make the payments to the Executive set forth in Sections 2(b), 2(c), and all other payments earned through the date of such termination.

          21. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS AGREEMENT AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE CONTAINED IN SECTION 5 OF THIS AGREEMENT OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION. IF THE EXECUTIVE EXERCISES HIS RIGHT UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO ANY AMOUNTS PAYABLE TO HIM PURSUANT TO SECTION 3 OF THIS AGREEMENT.

                                    * * * * *

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          IN WITNESS WHEREOF, the Company and Tupperware have caused this
Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

                                           BEAUTICONTROL, INC.


                                           By: /s/ Thomas M. Roehlk
                                               ---------------------------------
                                           Title: Vice President & Secretary


                                           TUPPERWARE CORPORATION


                                           By: Thomas M. Roehlk
                                           Title: Senior Vice President, General
                                                  Counsel & Secretary


                                           RICHARD W. HEATH


                                           /s/ Richard W. Heath
                                           -------------------------------------

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